Exhibit 99.1

News Release
TransUnion Announces Strong First Quarter 2022 Results and Enhances Unique Data Assets with Verisk Financial Services Acquisition
•Outperformed first quarter revenue guidance driven by market-leading growth in U.S. Markets and International; delivered 32 percent total revenue growth and 13 percent organic constant currency revenue growth, excluding U.S. mortgage impact.
•Integrating Neustar and Sontiq successfully, posting strong organic growth, growing sales pipeline, cost reduction plans on track, and receiving positive customer feedback on long-term investment thesis.
•Completed the acquisition of Verisk Financial Services on April 8, 2022, and intend to retain the leading core businesses of Argus and Commerce Signals and divest the other businesses.
•Raising 2022 revenue guidance. We now expect 10% to 12% organic revenue growth, excluding U.S. mortgage impact, more than offsetting negative impact of the subsiding mortgage market.
CHICAGO, April 26, 2022 - TransUnion (NYSE: TRU) (the “ Company”) today announced financial results for the quarter ended March 31, 2022.
Our first quarter 2022 results incorporate Neustar into the Emerging Verticals of our U.S. Markets segment, and Sontiq into our Consumer Interactive segment. Our Healthcare business, which we sold in December 2021, is reflected as a discontinued operation, net of tax, for all periods presented.

First Quarter 2022 Results
Revenue:
•Total revenue for the quarter, was $921 million, an increase of 32 percent (32 percent on a constant currency basis and 8 percent on an organic constant currency basis), compared with the first quarter of 2021.
Earnings:
•Net income attributable to TransUnion was $48 million for the quarter, compared with $128 million for the first quarter of 2021. Diluted earnings per share was $0.25, compared with $0.66 in the first quarter of 2021. Our first quarter 2022 net income attributable to TransUnion and diluted earnings per share were impacted by a significant expense of $30 million, with no offsetting tax benefit, for the regulatory matter described in “Legal Proceedings Update” below.
•Adjusted Net Income was $179 million for the quarter, compared with $160 million for the first quarter of 2021. Adjusted Diluted Earnings per Share for the quarter was $0.93, compared with $0.83 in the first quarter of 2021.
•Adjusted EBITDA was $334 million for the quarter, an increase of 20 percent (21 percent on a constant currency basis, 5 percent on an organic constant currency basis) compared with the first quarter of 2021. Adjusted EBITDA margin was 36.3 percent, compared with 39.7 percent in the first quarter of 2021.
“TransUnion delivered another strong quarter of market-leading, diversified growth. We drove strong performance in key verticals such as Financial Services, Insurance and Media; and delivered robust results internationally led by India, Latin America and Asia Pacific. Supported by this momentum and a financially healthy consumer, we are raising our 2022 organic growth expectations, with non-mortgage performance more than offsetting an expected 25% decline in U.S. mortgage revenues due to 30% inquiry declines,” said Chris Cartwright, President and CEO. “We delivered early successes in integrating Neustar and Sontiq, with strong growth, on-track cost savings and significant customer interest supporting our long-term growth plans.”

“Additionally, we completed the acquisition of Verisk Financial Services, and intend to retain the leading Argus and Commerce Signals businesses and divest the other businesses. This decision will focus our energy on enhancing and growing the core Argus asset while allowing the other businesses to benefit from new ownership.”
“These transformative acquisitions enhance our capabilities across high-growth and complementary credit, marketing and fraud markets. Our solutions have never been more relevant, helping businesses navigate an increasingly digital world, and ensuring that consumers around the world access the opportunities that lead to a higher quality of life. This supports our confidence in delivering the 2025 long-term financial targets laid out at our March 2022 Investor Day, which included greater than $5 billion revenue, greater than $2 billion Adjusted EBITDA, and greater than $6.00 Adjusted Diluted Earnings per Share.”

First Quarter 2022 Segment Results
U.S. Markets:
U.S. Markets revenue was $600 million, an increase of 42 percent (7 percent on an organic basis) compared with the first quarter of 2021.
•Financial Services revenue was $276 million, an increase of 5 percent compared with the first quarter of 2021.
•Emerging Verticals revenue, which includes Neustar, Insurance and all other verticals, was $323 million, an increase of 104 percent (10 percent on an organic basis) compared with the first quarter of 2021.
Adjusted EBITDA was $217 million, an increase of 23 percent (2 percent on an organic basis) compared with the first quarter of 2021.
International:
International revenue was $191 million, an increase of 15 percent (18 percent on a constant currency basis) compared with the first quarter of 2021.
•Canada revenue was $31 million, an increase of 1 percent (1 percent on a constant currency basis) compared with the first quarter of 2021.
•Latin America revenue was $27 million, an increase of 13 percent (17 percent on a constant currency basis) compared with the first quarter of 2021.
•United Kingdom revenue was $56 million, an increase of 12 percent (15 percent on a constant currency basis) compared with the first quarter of 2020.
•Africa revenue was $15 million, an increase of 8 percent (9 percent on a constant currency basis) compared with the first quarter of 2021.
•India revenue was $45 million, an increase of 33 percent (37 percent on a constant currency basis) compared with the first quarter of 2021.
•Asia Pacific revenue was $17 million, an increase of 23 percent (25 percent on a constant currency basis) compared with the first quarter of 2021.
Adjusted EBITDA was $82 million, an increase of 15 percent (18 percent on a constant currency basis) compared with the first quarter of 2021.
Consumer Interactive:
Consumer Interactive revenue, which includes Sontiq, was $150 million, an increase of 15 percent (a decrease of 3 percent on an organic basis) compared with the first quarter of 2021.
Adjusted EBITDA was $69 million, an increase of 18 percent (5 percent on an organic basis) compared with the first quarter of 2021.

Liquidity and Capital Resources
Cash and cash equivalents were $1,297 million at March 31, 2022 and $1,842 million at December 31, 2021. In addition, we had $300 million of undrawn capacity on our Senior Secured Revolving Credit Facility at March 31, 2022. In January 2022, we prepaid $400 million of debt. In addition, in April, we closed on our previously announced acquisition of Verisk Financial Services and paid approximately $515 million towards the purchase price and closing costs, and also paid approximately $355 million of taxes due on the gain on the divestiture of our Healthcare business, both funded with cash on hand.
For the three months ended March 31, 2022, cash provided by continuing operations was $12 million compared with $128 million in 2021. The decrease in cash provided by operation activities of continuing operations was due primarily to an increase in cash used to pay accrued incentive and other compensation in the first quarter of 2022 compared with the first quarter of 2021 and an increase in interest expense payments, partially offset by an increase in operating performance. Cash used in investing activities of continuing operations was $91 million compared with $69 million in 2021. The increase in cash used in investing activities was due primarily to an increase in capital expenditures and investments in nonconsolidated affiliates, partially offset by a decrease in purchases of convertible notes. Capital expenditures were $59 million compared with $41 million in 2021. Cash used in financing activities of continuing operations was $468 million compared with a use of cash of $132 million in 2021. The increase in cash used in financing activities of continuing operations was due primarily to an increase in debt prepayments.

Recently Completed Transaction
Verisk Financial Services Acquisition
On April 8, 2022, we closed on our previously announced agreement to acquire Verisk Financial Services, the financial services business unit of Verisk Analytics, Inc., including its leading core businesses of Argus Information and Advisory Services, Inc. and Commerce Signals, Inc. We acquired 100% of the outstanding equity of the entities that comprise the financial services business unit for approximately $515 million, funded with cash on hand, and subject to certain customary purchase price adjustments. For additional information on this acquisition, refer to our Press Release dated April 8, 2022, which is available on our Investor Relations website at https://newsroom.transunion.com.
We will retain the leading core businesses of Verisk Financial Services, and plan to divest the other businesses. The results of operations of the core businesses will be included in our U.S. Markets reportable segment from the date of acquisition. We will classify the net assets of the other businesses as held-for-sale, and the operations of those businesses as discontinued operations, as of the date of acquisition.

Legal Proceedings Update
In June 2021, we received a Notice and Opportunity to Respond and Advise (“NORA”) letter from the Consumer Financial Protection Bureau (“CFPB”), informing us that the CFPB’s Enforcement Division was considering whether to recommend that the CFPB take legal action against us and certain of our executive officers. The NORA letter alleged that we failed to comply with and timely implement a Consent Order issued by the CFPB in January 2017 (the “Consent Order”), and further alleged additional violations related to Consumer Interactive Inc.’s marketing practices. On September 27, 2021, the Enforcement Division advised us that it had obtained authority to pursue an enforcement action. On April 12, 2022, after failed settlement negotiations with the CFPB related to the matter, the CFPB filed a lawsuit against us, Trans Union LLC, TransUnion Interactive, Inc. and the former President of Consumer Interactive, John Danaher. We continue to believe that our marketing practices are lawful and appropriate and that we have been, and remain, in compliance with the Consent Order, and we will vigorously defend against allegations to the contrary in such proceedings. See Part I, Item 1, “Notes to Unaudited Consolidated Financial Statements,” Note 16, “Contingencies” included in our Quarterly Report on Form 10-Q for the period ended March 31, 2022, to be filed with the Securities and Exchange Commission on April 26, 2022, for information regarding our legal proceedings.
As of March 31, 2022, we have an accrued liability of $56.0 million, compared with $26.5 million as of December 31, 2021, in connection with this matter and there is a reasonable possibility that a loss in excess of the amount accrued may be incurred, and such an outcome could have a material adverse effect on our results of operations and financial condition. However, any possible loss or range of loss in excess of the amount accrued is not reasonably estimable at this time. There was no impact on Adjusted EBITDA or Adjusted Net Income as the net impact of this matter was added back to these non-GAAP financial measures as presented in the tables below.

Second Quarter and Full Year 2022 Outlook
Our guidance is based on a number of assumptions that are subject to change, many of which are outside of the control of the Company, including general macroeconomic conditions and the potential impact of the global COVID-19 pandemic. Our guidance also includes the impact of the continuing operations of our recently completed acquisition of Verisk Financial Services. There are numerous evolving factors that we may not be able to accurately predict. There can be no assurance that the Company will achieve the results expressed by this guidance.

	Three Months Ended June 30, 2022		Twelve Months Ended December 31, 2022
(in millions, except per share data)	Low	High	Low	High
Revenue, as reported	$958	$968	$3,850	$3,900
Revenue growth[1]:
As reported	32%	33%	30%	32%
Constant currency[1,2]	32%	34%	30%	32%
Organic constant currency[1,3]	6%	7%	6%	8%

Net income attributable to TransUnion	$79	$85	$309	$336
Net income attributable to TransUnion growth	(38)%	(34)%	(78)%	(76)%

Diluted Earnings per Share	$0.41	$0.44	$1.59	$1.73
Diluted Earnings per Share growth	(38)%	(34)%	(78)%	(76)%

Adjusted EBITDA, as reported[5]	$347	$353	$1,405	$1,440
Adjusted EBITDA growth, as reported[4]	17%	20%	21%	24%

Adjusted Diluted Earnings per Share[5]	$0.96	$0.99	$3.84	$3.98
Adjusted Diluted Earnings per Share growth	8%	11%	11%	16%

(1)Additional revenue growth assumptions:
a.The impact of changing foreign currency exchange rates is expected to have approximately 1 point of headwind for Q2 2022 and an immaterial impact for FY 2022.
b.The impact of recent acquisitions is expected to have approximately 27 points of benefit for Q2 2022 and 24 points of benefit for FY 2022.
c.The impact of mortgage is expected to be approximately 4.5 points of headwind for Q2 2022 and 4 points for FY 2022. These impacts are calculated by removing the U.S. mortgage revenue from both the current year and prior year periods.
(2)Constant currency growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.
(3)Organic constant currency growth rates are constant currency growth excluding inorganic growth. Inorganic growth represents growth attributable to the first twelve months of activity for recent business acquisitions.
(4) Adjusted EBITDA assumptions:
a.The impact of changing foreign currency exchange rates is expected to have approximately 1 point of headwind for Q2 2022 and an immaterial impact for FY 2022.
(5)For a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Schedule 6 of this Earnings Release.

Earnings Webcast Details
In conjunction with this release, TransUnion will host a conference call and webcast today at 8:30 a.m. Central Time to discuss the business results for the quarter and certain forward-looking information. This session and the accompanying presentation materials may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.

About TransUnion
TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing a comprehensive picture of each person so they can be reliably and safely represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good.
A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences and personal empowerment for hundreds of millions of people.
http://www.transunion.com/business

Availability of Information on TransUnion’s Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.

Non-GAAP Financial Measures
This earnings release presents constant currency growth rates assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents organic constant currency growth rates, which assumes consistent foreign currency exchange rates between years and also eliminates the impact of our recent acquisitions. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates and the impacts of recent acquisitions.
This earnings release also presents Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share for all periods presented. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present Adjusted EBITDA and Adjusted Net Income as supplemental measures of our operating performance because these measures eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Adjusted EBITDA is also a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. Our board of directors and executive management team use Adjusted EBITDA as compensation measures. Under the credit agreement governing our Senior Secured Credit Facility, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.
We define Adjusted EBITDA as net income (loss) attributable to TransUnion less income from discontinued operations, net of tax, plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses, plus certain accelerated technology investment expenses to migrate to the cloud, plus (less) certain other expenses (income). We define Adjusted Net Income as net income (loss) attributable to TransUnion, less income from discontinued operations, net of tax, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses, plus certain accelerated technology investment expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus the related changes in provision for income taxes. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted-average diluted shares outstanding. The above definitions apply to our calculations for the periods shown on Schedules 1 through 6.

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including our guidance and descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “guidance,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include: the effects of the COVID-19 pandemic; the duration of the COVID-19 pandemic and the timing of the recovery from the COVID-19 pandemic; the prevalence and severity of variants of the COVID-19 virus; the war in Ukraine and escalating geopolitical tensions as a result of Russia’s invasion of Ukraine; macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets and other macroeconomic factors beyond TransUnion’s control; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the United States and international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; the possibility that the expected benefits of the Healthcare divestiture will not be realized, or will not be realized within the expected time period; risks related to the distraction of management from ongoing business operations and other opportunities due to recent acquisitions and divestitures; our ability to acquire businesses, successfully secure financing for our acquisitions and timely consummate such acquisitions; the possibility that we will not successfully integrate the operations of our acquisitions, control the costs of integrating our acquisitions or realize the intended benefits of such acquisitions, including our recent Neustar acquisition; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; share repurchase plans; our reliance on key management personnel; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31,

2021, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.
In addition to factors previously disclosed in TransUnion’s reports filed with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the effects of pending and future legislation; macroeconomic factors beyond TransUnion’s control; risks related to TransUnion’s indebtedness; and legislative and regulatory actions and reforms.

For More Information
E-mail:    Investor.Relations@transunion.com
Telephone:    312.985.2860

                                                Exhibit 99.1
TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,296.8	$1,842.4
Trade accounts receivable, net of allowance of $13.3 and $10.7	588.9	558.0
Other current assets	282.4	231.6
Total current assets	$2,168.1	$2,632.0
Property, plant and equipment, net of accumulated depreciation and amortization of $654.1 and $625.4	233.0	247.7
Goodwill	5,504.3	5,525.7
Other intangibles, net of accumulated amortization of $2,013.1 and $1,908.9	3,704.5	3,770.6
Other assets	587.3	459.0
Total assets	$12,197.2	$12,635.0
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$260.3	$270.2
Short-term debt and current portion of long-term debt	114.6	114.6
Other current liabilities	833.7	972.2
Total current liabilities	$1,208.6	$1,357.0
Long-term debt	5,831.5	6,251.3
Deferred taxes	806.8	787.6
Other liabilities	208.4	232.9
Total liabilities	$8,055.3	$8,628.8
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion shares authorized at March 31, 2022 and December 31, 2021, 198.3 million and 197.4 million shares issued at March 31, 2022 and December 31, 2021, respectively, and 192.4 million shares and 191.8 million shares outstanding as of March 31, 2022 and December 31, 2021, respectively	2.0	2.0
Additional paid-in capital	2,219.2	2,188.9
Treasury stock at cost; 5.9 million and 5.6 million shares at March 31, 2022 and December 31, 2021, respectively	(280.8)	(252.0)
Retained earnings	2,284.5	2,254.6
Accumulated other comprehensive loss	(184.7)	(285.4)
Total TransUnion stockholders’ equity	$4,040.2	$3,908.1
Noncontrolling interests	101.7	98.1
Total stockholders’ equity	$4,141.9	$4,006.2
Total liabilities and stockholders’ equity	$12,197.2	$12,635.0

                                                Exhibit 99.1
TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenue	$921.3	$698.9
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	298.0	226.8
Selling, general and administrative	359.5	219.1
Depreciation and amortization	128.8	89.4
Total operating expenses	$786.3	$535.3
Operating income	$135.0	$163.6
Non-operating income and (expense)
Interest expense	(50.2)	(25.8)
Interest income	0.7	0.7
Earnings from equity method investments	3.0	3.0
Other income and (expense), net	(11.8)	(0.4)
Total non-operating income and (expense)	$(58.3)	$(22.5)
Income from continuing operations before income taxes	76.7	141.0
Provision for income taxes	(24.4)	(23.7)
Income from continuing operations	$52.3	$117.3
Discontinued operations, net of tax	(0.4)	13.3
Net income	$52.0	$130.6
Less: net income attributable to the noncontrolling interests	(3.7)	(2.7)
Net income attributable to TransUnion	$48.3	$127.9

Income from continuing operations	$52.3	$117.3
Less: income from continuing operations attributable to noncontrolling interests	(3.7)	(2.7)
Income from continuing operations attributable to TransUnion	48.7	114.6
Discontinued operations, net of tax	(0.4)	13.3
Net income attributable to TransUnion	$48.3	$127.9

Basic earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.25	$0.60
Discontinued operations, net of tax	—	0.07
Net Income attributable to TransUnion	$0.25	$0.67
Diluted earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.25	$0.60
Discontinued operations, net of tax	—	0.07
Net Income attributable to TransUnion	$0.25	$0.66
Weighted-average shares outstanding:
Basic	192.1	190.9
Diluted	193.2	192.5
As a result of displaying amounts in millions, rounding differences may exist in the table above.

                                                Exhibit 99.1
TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$52.0	$130.6
Less: Discontinued operations, net of tax	(0.4)	13.3
Income from continuing operations	$52.3	$117.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128.8	89.4
Loss on Repayment of loans	6.5	0.5
Deferred taxes	(4.5)	2.8
Stock-based compensation	20.9	17.0
Provision for losses on trade accounts receivable	2.1	—
Other	0.7	(0.7)
Changes in assets and liabilities:
Trade accounts receivable	(32.6)	(32.8)
Other current and long-term assets	(36.1)	(23.6)
Trade accounts payable	(10.3)	7.3
Other current and long-term liabilities	(116.2)	(49.5)
Cash provided by operating activities of continuing operations	$11.6	$127.7
Cash (used in) provided by operating activities of discontinued operations	(0.4)	17.1
Cash provided by operating activities	$11.2	$144.8
Cash flows from investing activities:
Capital expenditures	(58.6)	(40.7)
Proceeds from sale/maturities of other investments	37.1	1.5
Purchases of other investments	(53.0)	(19.8)
Investments in nonconsolidated affiliates and purchase of convertible notes	(14.8)	(10.0)
Other	(1.7)	(0.4)
Cash used in investing activities of continuing operations	$(91.0)	$(69.4)
Cash used in investing activities of discontinued operations	—	(2.5)
Cash used in investing activities	$(91.0)	$(71.9)
Cash flows from financing activities:
Repayments of debt	(428.6)	(99.6)
Proceeds from issuance of common stock and exercise of stock options	8.7	10.1
Dividends to shareholders	(19.0)	(15.0)
Employee taxes paid on restricted stock units recorded as treasury stock	(28.7)	(27.7)
Cash used in financing activities of continuing operations	$(467.6)	$(132.2)
Cash used in financing activities of discontinued operations	—	—
Cash used in financing activities	$(467.6)	$(132.2)
Effect of exchange rate changes on cash and cash equivalents	1.8	(0.6)
Net change in cash and cash equivalents	$(545.6)	$(59.9)
Cash and cash equivalents, beginning of period	1,842.4	492.7
Cash and cash equivalents, end of period	$1,296.8	$432.7
As a result of displaying amounts in millions, rounding differences may exist in the table above.

                                                Exhibit 99.1
SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
Revenue and Adjusted EBITDA growth rates as Reported, CC, Inorganic, Organic and Organic CC
(Unaudited)

	For the Three Months Ended March 31, 2022 compared with the Three Months Ended March 31, 2021
	Reported	CC Growth(1)	Inorganic(2)	Organic Growth(3)	Organic CC Growth(4)
Revenue:
Consolidated	31.8%	32.5%	24.6%	7.3%	7.9%
U.S. Markets	42.3%	42.3%	35.4%	6.9%	6.9%
Financial Services	5.1%	5.1%	—%	5.1%	5.1%
Emerging Verticals	103.9%	103.9%	94.0%	9.9%	9.9%
International	15.0%	17.7%	—%	15.0%	17.7%
Canada	0.9%	0.9%	—%	0.9%	0.9%
Latin America	13.2%	17.0%	—%	13.2%	17.0%
United Kingdom	12.1%	15.1%	—%	12.1%	15.1%
Africa	7.6%	9.5%	—%	7.6%	9.5%
India	33.1%	37.5%	—%	33.1%	37.5%
Asia Pacific	22.9%	24.8%	—%	22.9%	24.8%
Consumer Interactive	14.7%	14.7%	17.3%	(2.5)%	(2.5)%

Adjusted EBITDA:
Consolidated	20.4%	21.1%	15.8%	4.6%	5.3%
U.S. Markets	22.6%	22.6%	20.7%	1.9%	1.9%
International	14.8%	17.6%	—%	14.8%	17.6%
Consumer Interactive	17.8%	17.8%	12.5%	5.3%	5.3%

(1)Constant Currency (“CC”) growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.
(2)Inorganic growth rate represents growth attributable to the first twelve months of activity for recent business acquisitions.
(3)Organic growth rate is the reported growth rate less the inorganic growth rate.
(4)Organic CC growth rate is the CC growth rate less inorganic growth rate.

                                                Exhibit 99.1
SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
Consolidated and Segment Revenue, Adjusted EBITDA, and Adjusted EBITDA Margins (Unaudited)
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
Revenue:
U.S. Markets gross revenue
Financial Services	$276.4	$263.1
Emerging Verticals	323.5	158.6
U.S. Markets gross revenue	$599.9	$421.7

International gross revenue
Canada	$30.7	$30.4
Latin America	27.3	24.1
United Kingdom	56.4	50.3
Africa	14.7	13.7
India	45.2	34.0
Asia Pacific	16.9	13.8
International gross revenue	$191.2	$166.3

Consumer Interactive gross revenue	$149.6	$130.4

Total gross revenue	$940.7	$718.3

Intersegment revenue eliminations
U.S. Markets	$(17.7)	$(17.4)
International	(1.5)	(1.4)
Consumer Interactive	(0.2)	(0.5)
Total intersegment revenue eliminations	$(19.4)	$(19.4)

Total revenue as reported	$921.3	$698.9

Adjusted EBITDA:
U.S. Markets	$216.7	$176.7
International	82.0	71.4
Consumer Interactive	68.9	58.5
Corporate	(33.4)	(29.1)
Consolidated Adjusted EBITDA	$334.2	$277.5

Adjusted EBITDA margin:(1)
U.S. Markets	36.1%	41.9%
International	42.9%	42.9%
Consumer Interactive	46.1%	44.9%
Consolidated	36.3%	39.7%
(1)Segment Adjusted EBITDA margins are calculated using segment gross revenue and segment Adjusted EBITDA. Consolidated Adjusted EBITDA margin is calculated using total revenue as reported and consolidated Adjusted EBITDA.

                                                Exhibit 99.1

	Three Months Ended March 31,
	2022	2021
Reconciliation of net income attributable to TransUnion to consolidated Adjusted EBITDA:
Net income attributable to TransUnion	$48.3	$127.9
Discontinued operations, net of tax	0.4	(13.3)
Income from continuing operations attributable to TransUnion	$48.7	$114.6
Net interest expense	49.5	25.1
Provision for income taxes	24.4	23.7
Depreciation and amortization	128.8	89.4
EBITDA	$251.3	$252.9
Adjustments to EBITDA:
Stock-based compensation(1)	20.6	15.4
Mergers and acquisitions, divestitures and business optimization(2)	14.6	1.8
Accelerated technology investment(3)	12.0	7.3
Net other(4)	35.7	0.1
Total adjustments to EBITDA	$82.9	$24.6
Consolidated Adjusted EBITDA	$334.2	$277.5

Net Income Margin[5]	5.3%	16.4%
Consolidated Adjusted EBITDA margin	36.3%	39.7%
As a result of displaying amounts in millions, rounding differences may exist in the tables above and footnotes below.
(1)Consisted of stock-based compensation and cash-settled stock-based compensation.
(2)For the three months ended March 31, 2022, consisted of the following adjustments: $9.0 million of Neustar integration costs; $8.9 million of acquisition expenses; a $0.2 million adjustment to fair value of put options; and a $(3.5) million reimbursement for transition services related to divested businesses, net of separation expenses.
For the three months ended March 31, 2021, consisted of the following adjustments: $1.1 million of acquisition expenses; $1.1 million of adjustments to contingent consideration expense from previous acquisitions; and a $(0.5) million gain on the sale of a cost method investment.
(3)Represents expenses associated with our accelerated technology investment to migrate to the cloud.
(4)For the three months ended March 31, 2022, net other consisted of the following adjustments: $28.4 million for certain legal and regulatory expenses; $6.5 million of deferred loan fees written off as a result of the prepayments on our debt; and $(0.7) million of net other, which includes net losses from currency remeasurement of our foreign operations, loan fees and other.
For the three months ended March 31, 2021, consisted of the following adjustments: $0.1 million of net other, which includes deferred loan fees written off as a result of prepayments on our debt, loan fees, and net gains from currency remeasurement of our foreign operations.
(5)Net Income Margin is calculated as net income from continuing operations attributable to TransUnion divided by total consolidated revenue.

                                                Exhibit 99.1
SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2022	2021
Income from continuing operations attributable to TransUnion	$48.7	$114.6
Discontinued operations, net of tax	(0.4)	13.3
Net income attributable to TransUnion	$48.3	$127.9

Weighted-average shares outstanding:
Basic	192.1	190.9
Diluted	193.2	192.5

Basic earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.25	$0.60
Discontinued operations, net of tax	—	0.07
Net Income attributable to TransUnion	$0.25	$0.67
Diluted earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.25	$0.60
Discontinued operations, net of tax	—	0.07
Net Income attributable to TransUnion	$0.25	$0.66

Reconciliation of net income attributable to TransUnion to Adjusted Net Income:
Net income attributable to TransUnion	$48.3	$127.9
Discontinued operations, net of tax	0.4	(13.3)
Income from continuing operations attributable to TransUnion	48.7	114.6
Adjustments before income tax items:
Stock-based compensation(1)	20.6	15.4
Mergers and acquisitions, divestitures and business optimization(2)	14.6	1.8
Accelerated technology investment(3)	12.0	7.3
Net other(4)	35.3	(0.2)
Amortization of certain intangible assets(5)	76.2	45.3
Total adjustments before income tax items	$158.7	$69.6
Change in provision for income taxes per schedule 4	$(28.5)	(23.7)
Adjusted Net Income	$178.8	$160.5

Weighted-average shares outstanding(6):
Basic	192.1	190.9
Diluted	193.2	192.5

Adjusted Earnings per Share:
Basic	$0.93	$0.84
Diluted	$0.93	$0.83

Anti-dilutive weighted stock-based awards outstanding	—	0.3
As a result of displaying amounts in millions, rounding differences may exist in the table above and footnotes below.

                                                Exhibit 99.1
(1)Consisted of stock-based compensation and cash-settled stock-based compensation.
(2)For the three months ended March 31, 2022, consisted of the following adjustments: $9.0 million of Neustar integration costs; $8.9 million of acquisition expenses; a $0.2 million adjustment to fair value of put options; and a $(3.5) million reimbursement for transition services related to divested businesses, net of separation expenses.
For the three months ended March 31, 2021, consisted of the following adjustments: $1.1 million of acquisition expenses; $1.1 million of adjustments to contingent consideration expense from previous acquisitions; and a $(0.5) million gain on the sale of a cost method investment.
(3)Represents expenses associated with our accelerated technology investment to migrate to the cloud.
(4)For the three months ended March 31, 2022, consisted of the following adjustments: $28.4 million for certain legal and regulatory expenses; $6.5 million of deferred loan fees written off as a result of the prepayments on our debt; and $0.4 million of net other, which includes net losses from currency remeasurement of our foreign operations and other.
For the three months ended March 31, 2021, consisted of the following adjustments: $(0.2) million of net other, which includes net gains from currency remeasurement of our foreign operations and deferred loan fees written off as a result of the prepayments on our debt.
(5)Consisted of amortization of intangible assets from our 2012 change in control transaction and amortization of intangible assets established in business acquisitions after our 2012 change in control transaction.
(6)As of March 31, 2022 and March 31, 2021, there were less than 0.1 million and 0.3 million contingently-issuable performance-based stock awards outstanding in each respective period that were excluded from the diluted earnings per share calculation because the contingencies had not been met.

                                                Exhibit 99.1
SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate (Unaudited)
(dollars in millions)

	Three Months Ended March 31,
	2022	2021
Income from continuing operations before income taxes	$76.7	$141.0
Total adjustments before income tax items from schedule 3	158.7	69.6
Noncontrolling interest portion of Adjusted Net Income adjustments	—	—
Adjusted income from continuing operations before income taxes	$235.4	$210.6

Provision for income taxes	$(24.4)	$(23.7)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(28.4)	(14.5)
Eliminate impact of excess tax benefits for share compensation(2)	(4.2)	(5.4)
Other(3)	4.1	(3.7)
Total adjustments for income taxes	$(28.5)	$(23.7)
Adjusted provision for income taxes	$(52.9)	$(47.4)

Effective tax rate	31.8%	16.8%
Adjusted Effective Tax Rate	22.5%	22.5%
As a result of displaying amounts in millions, rounding differences may exist in the table above.
(1)Tax rates used to calculate the tax expense impact are based on the nature of each item.
(2)Eliminates the impact of excess tax benefits for share compensation.
(3)Eliminates impact of state and foreign tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, capital losses and foreign tax credits and other discrete adjustments.

                                                Exhibit 99.1
SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization (Unaudited)
(in millions)

	Three Months Ended March 31,
	2022	2021

U.S. Markets	$85.6	$51.3
International	33.1	33.0
Consumer Interactive	8.8	3.7
Corporate	1.3	1.5
Total depreciation and amortization	$128.8	$89.4
As a result of displaying amounts in millions, rounding differences may exist in the table above.

                                                Exhibit 99.1
SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Reconciliation of Non-GAAP Guidance (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30, 2022		Three Months Ended December 31, 2022
	Low	High	Low	High
Guidance reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Income from continuing operations attributable to TransUnion	$79	$85	$309	$336
Interest, taxes and depreciation and amortization	207	209	849	857
EBITDA	$287	$294	$1,158	$1,193
Stock-based compensation, mergers, acquisitions divestitures and business optimization-related expenses and other adjustments(1)	60	60	247	247
Adjusted EBITDA	$347	$353	$1,405	$1,440

Reconciliation of diluted earnings per share to Adjusted Diluted Earnings per Share:
Diluted earnings per share	$0.41	$0.44	$1.60	$1.74
Adjustments to diluted earnings per share(1)	0.55	0.55	2.24	2.24
Adjusted Diluted Earnings per Share	$0.96	$0.99	$3.84	$3.98
As a result of displaying amounts in millions, rounding differences may exist in the table above.
(1)These adjustments include the same adjustments we make to our Adjusted EBITDA and Adjusted Net Income as discussed in the Non-GAAP Financial Measures section of our Earnings Release.